Exhibit 16.2
August 7, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
RE: Cygnus Oil and Gas Corporation
We have read the statements that Cygnus Oil and Gas Corporation will include under Item 4.01 of the amended Form 8-K/A report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.
Sincerely,
/s/ L J Soldinger Associates LLC
Deer Park, Illinois